Exhibit 10.1

FOURTH AMENDMENT TO

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Amendment”) is made as of the 23rd day of February, 2010, between Crystal River Capital, Inc., a Maryland corporation (“Borrower”), and Brookfield US Corporation, f/k/a Brascan (US) Corporation (“Lender”).

W I T N E S S E T H:

WHEREAS, Borrower and Lender are parties to that certain Amended and Restated Revolving Credit Agreement dated as of November 8, 2007, as amended pursuant to that certain First Amendment to Amended and Restated Revolving Credit Agreement dated as of March 7, 2008, as further amended by that Second Amendment to Amended and Restated Revolving Credit Agreement dated as of August 7, 2008, as further amended by that Third Amendment to Amended and Restated Revolving Credit Agreement dated as of February 26, 2009 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings ascribed to such terms in the Credit Agreement); and

WHEREAS, Borrower and Lender desire to amend the Credit Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Lender Consent.  For purposes of the Credit Agreement, Lender hereby consents to Borrower entering into and engaging in (a) a merger on substantially the terms and conditions set forth in that certain Agreement and Plan of Merger dated as of February 23, 2010 among Brookfield Asset Management Inc., B Acquisition Sub Inc., and Borrower (the “Merger Agreement”), and (b) the CMBS Sales and the Collateral Management Assignment, as such terms are defined in the Merger Agreement.  Lender further agrees to take such further action, at Borrower’s sole cost and expense, as may be necessary to release any Lien it may have in any assets that constitute Collateral transferred in connection with the CMBS Sales and the Collateral Management Assignment.

2.             Amendment to the Credit Agreement.  Section 12.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“12.1       Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrower and Brascan, shall become effective on the date hereof and shall continue in full force and effect until August 31, 2010 (the “Term”) unless sooner terminated as herein provided; provided, however, that, notwithstanding the foregoing, the Term shall expire upon the latest of (i) May 25, 2010, (ii) the Effective Time (as defined in the Merger Agreement) and (iii) thirty (30) calendar days following the termination of the Merger Agreement, but in no event later than August 31, 2010.”

3.             Representations and Warranties of Borrower.  Borrower represents and warrants as follows:

(a)           Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland;

(b)           The execution, delivery and performance by Borrower of this Amendment are within Borrower’s corporate powers, have been duly authorized by all necessary corporate action and do not (i) contravene Borrower’s charter or by-laws, or (ii) violate the law or any material contractual restriction binding on or affecting Borrower;

(c)           No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Borrower of this Amendment;

(d)           Each representation or warranty of Borrower set forth in the Credit Agreement is hereby restated and reaffirmed as true and correct on and as of the date of this Amendment, and after giving effect to this Amendment and the Merger Agreement, as if such representation or warranty were made on and as of the date of, and after giving effect to, this Amendment and the Merger Agreement (except to the extent that any such representation or warranty expressly relates to a prior specific date or period and except to the extent of changes in facts or circumstances permitted by the terms of the Credit Agreement and Lender’s consent in Section 1 of this Amendment);

(e)           This Amendment constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms; and

(f)            No Default or Event of Default is existing.

4.             Reference to and Effect on the Credit Agreement and the Other Documents.

(a)           On and after the date hereof each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the Other Documents to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

(b)           Except as specifically amended above, the Credit Agreement and all Other Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  Borrower has no knowledge of any challenge to Lender’s claims arising under the Credit Agreement or the Other Documents or the effectiveness of the Credit Agreement or the Other Documents.

(c)           The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Lender under any of the Credit Agreement or the Other Documents, nor constitute a waiver of any provision of any of the Credit Agreement or the Other Documents.  This Amendment shall not constitute a modification of the Credit Agreement or a course of dealing with Lender at variance with the Credit Agreement such as to require further notice by Lender to require strict compliance with the terms of the Credit Agreement and the Other Documents in the future, except as expressly set forth herein.

5.             Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles of such state.

6.             Counterparts.  This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile or electronic mail transmission shall be as effective as delivery of a manually executed counterpart hereof.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized officers or representatives to execute and deliver this Amendment as of the day and year first written above.

CRYSTAL RIVER CAPITAL, INC.

By:	/s/ Rodman L. Drake
Name:	Rodman L. Drake
Title:	President and Chief Executive Officer

BROOKFIELD US CORPORATION, F/K/A BRASCAN (US) CORPORATION

By:	/s/ Barry Blattman
Name:	Barry Blattman
Title:	President